Exhibit 99.1

BioLife Solutions Reports First Quarter 2016 Results

$4 Million Credit Facility from Largest Shareholder Provides
Additional Operating Capital to Fund biologistex™ Product Offering

Conference Call and Webcast at 4:30PM ET Today

BOTHELL, WA — May 12, 2016 — BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife” or the “Company”), today reported financial results and operational highlights for the first quarter of 2016 and that it had entered into $4 million credit facility with its largest shareholder.

Q1 2016 Operational & Financial Highlights

•	Biopreservation media product revenue reached a new high of $1.85 million in the first quarter of 2016, an increase of 25% over the same period in 2015. Gross margin of 58% was virtually unchanged from the prior year period.

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First quarter revenue growth was driven by sales of CryoStor® and HypoThermosol® clinical grade biopreservation media to the regenerative medicine segment, with orders from several new customers and increased order volume from later stage clinical customers that are developing CAR T cell and other cellular immunotherapies for cancer and other leading causes of death. Orders from US and international distributors were also on pace.

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Regenerative medicine market: Management estimates that CryoStor and HypoThermosol are now embedded in the starting/source material collection and preservation processes of over 215 customer pre-clinical validation projects and clinical trials of cell and tissue-based therapies. Management believes that commercial manufacturing of customers biologic-based products could begin later this year or in the first half of 2017.

•	BioLife was recently named the Washington State Manufacturer of the Year, small firm category by Seattle Business Magazine.

Credit Facility

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On May 12, 2016, the Company entered into a $4 million unsecured credit facility with its largest shareholder, WAVI Holding AG (“WAVI”). Under the commitment letter, WAVI has agreed to make a series of four $1 million advances on June 1, 2016, September 1, 2016, December 1, 2016 and March 1, 2017. The related promissory note is unsecured, carries an annual interest rate of 10%, and matures on June 1, 2017. In addition, the Company have agreed not to permit any liens on its assets, subject to certain exceptions. As partial compensation for WAVI entering into the commitment letter, the Company issued WAVI a common stock purchase warrant exercisable to purchase up to 550,000 shares of common stock at an exercise price of $1.75 per share. The warrant expires on May 12, 2021.

biologistex Update

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biologistex™ SaaS and evo™ Smart Shipper: The Company formed a relationship with MNX Global Logistics, a specialty courier offering door to door, same day and next flight out managed logistics in order to increase the attractiveness of its cold chain solutions by integrating value-added ancillary logistics services for time and temperature sensitive biologic materials directly into the biologistex SaaS.

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To further round out the evo product offering, ALL SEASON™ Cold Packs and Payload Carriers for the evo were introduced as the newest members of the product family. To provide evidence of the performance of evo and biologistex, additional validation and testing data was obtained on the thermal performance of the evo Smart Shipper under extreme conditions and simulated inappropriate packout conditions and also data integrity in our biologistex SaaS.

•	The Company will be sponsoring and presenting at the ISCT 2016 Annual Meeting in Singapore from May 25th – 28th, and will preview the LN2™ evo, a new liquid nitrogen version of the award-winning evo Smart Shipper. This model is designed for short to medium duration inter and intra campus transport of frozen biologics.

Mike Rice, BioLife President & CEO, commented, “We continued to execute our growth plan in the first quarter of 2016, with our core biopreservation media product business experiencing another solid quarter. We fully expect continued growth in our core business. With respect to evo and biologistex, we now have a fully developed product and inventory. Our new relationship with MNX should provide expanded awareness of evo and our biologistex cold chain SaaS, as we integrate MNX services in our app and leverage the relationships of their sales team. We remain confident that we will secure customers this year and that biologistex will contribute revenue later this year and into the first quarter of 2017.”

Regarding the credit facility the Company executed with its largest shareholder, Rice continued, “Our entire team is thankful for the outstanding support our largest shareholder has provided BioLife since 2002, and especially now with this new loan facility, as we continue to pursue customer adoption of evo and biologistex.”

2016 Expectations Update

•	Revenue growth: We expect revenue to exceed $8 million in 2016, with 20% to 30% growth in biopreservation media revenue over 2015, with nominal revenue from biologistex, due to the slower than anticipated roll out.

•	Gross Margin: We expect gross margin for the core biopreservation media revenue to be in the range of 55% to 65% for the year.

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Cash: We ended the first quarter with $1.7 million in cash and anticipate that we will continue to use cash in 2016. We believe the recently entered into $4 million credit facility will provide sufficient capital to enable the Company to reach positive cash flow from operations next year.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID: 56756880. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets biopreservation media products and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death. BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.

Our biologistex cloud based cold chain management service is an integrated logistics and tracking and trace web app used by shippers of time and temperature sensitive biologic materials. The evo Smart Shipper is a state of the art precision thermal shipping container with embedded payload monitoring, GPS location tracking, and cellular communication electronics that transmit critical shipment information to the cloud. This SaaS app enables users to monitor high value shipments during transit and configure actionable alerts for downstream recipients for location, approaching destination, delivery, package open, and remaining shelf life or stability via the patent pending StableAlert™ countdown timer. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, market adoption of biologistex, commercial manufacturing of our customers’ products, potential proceeds from the credit facility and projected financial results, cash flow and liquidity, including the potential for reaching positive cash flow from operations next year. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations

Roderick de Greef

Chief Financial Officer

(425) 686-6003

rdegreef@biolifesolutions.com

BIoLife Solutions, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Month Period Ended March 31,
	2016	2015
Product revenue	$1,852,017	$1,500,722
Cost of product sales	771,005	618,099
Gross profit	1,081,012	882,623
Operating expenses
Research and development	504,239	322,165
Sales and marketing	733,913	500,255
General and administrative	1,335,292	1,220,705
Total operating expenses	2,573,444	2,043,125

Operating loss	(1,492,432)	(1,160,502)

Other income
Interest income	1,919	8,237
Total other income	1,919	8,237

Net Loss	(1,490,513)	(1,152,265)
Net loss attributable to non-controlling interest	263,685	120,783
Net Loss attributable to BioLife Solutions, Inc.	$(1,226,828)	$(1,031,482)

Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.10)	$(0.09)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,457,858	12,100,588

Selected Consolidated Balance Sheet Data	March 31,	December 31,
	2016	2015
Cash, cash equivalents and investments	$1,662,431	$3,824,599
Accounts receivable	1,190,260	929,289
Inventories	2,018,255	1,834,635
Total current assets	5,306,538	6,972,937
Total assets	10,775,853	12,369,622

Total current liabilities	1,479,984	1,725,793
Total liabilities	2,246,028	2,510,251
Total Shareholders’ equity	8,529,825	9,859,371

Selected Consolidated Cash Flow Data	Period Ended March 31,
	2016	2015
Cash used in operating activities	$(1,593,483)	$(1,307,852)
Cash provided by investing activities	1,070,529	1,716,000
Cash provided by financing activities	12,127	24,934
Net increase (decrease) in cash and equivalents	$(510,827)	$433,082